Exhibit 99.1

   The TJX Companies, Inc. Reports Strong Fiscal Year 2007 Results;
               Fourth Quarter Results Above Expectations


    FRAMINGHAM, Mass.--(BUSINESS WIRE)--Feb. 21, 2007--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the fiscal year and fourth quarter ended January 27, 2007. Net sales from continuing operations for the 52-week fiscal year were $17.4 billion, a 9% increase over last year, and consolidated comparable store sales increased 4%. Income from continuing operations for the 52-week fiscal year was $777 million, and diluted earnings per share from continuing operations were $1.63 compared to $1.41 for the prior year. Fiscal 2007 earnings include a charge of $.01 per share with respect to the recently announced unauthorized computer intrusion (see below), while the prior year's earnings were impacted by the net benefit of one-time items, detailed below, of $.12 per share. Excluding these items, adjusted diluted earnings per share from continuing operations for fiscal 2007 were unchanged at $1.63 versus $1.29 for the prior year, a 26% increase. A table reconciling reported results to adjusted results is provided below.

    For the 13-week fiscal 2007 fourth quarter, net sales from continuing operations increased 9% to $5.1 billion, and consolidated comparable store sales increased 5% over last year. Income from continuing operations for the fourth quarter was $243 million, and diluted earnings per share from continuing operations were $.51 compared to $.59 in the prior year. The fiscal 2007 fourth quarter included the $.01 per share intrusion charge, and the fiscal 2006 fourth quarter included the benefit of one-time items totaling $.14 per share detailed below. Excluding these items, adjusted diluted earnings per share from continuing operations were $.52 in the fiscal 2007 fourth quarter, a 16% increase over the prior year's $.45 per share.

    Carol Meyrowitz, President and Chief Executive Officer of The TJX Companies, Inc., stated, "We are pleased with our accomplishments over the past year, including the significant increases in sales and profitability we delivered. We reinvigorated the business, making our stores more exciting through increased off-price buying and more brands. We launched numerous merchandising and category initiatives to drive growth. We will continue to build upon these initiatives, as well as pursue new ones, in the upcoming year. Additionally, we took strategic steps to lower costs, reinvesting some of these savings in increased marketing and more effective advertising campaigns. As we enter 2007, I am excited by the momentum we have and all the opportunities across our businesses. With our go-forward management team, which combines the best of TJX experience and new talent, I am confident that we will drive profitable sales and achieve continued growth, through every-day execution of our off-price mission, merchandise initiatives, marketing strategies and expansion into new markets worldwide."

    Sales by Business Segment

    The Company's comparable store sales and net sales by division for the full year were as follows:

                                     Full Year           Full Year
                                 Comparable Store    Net Sales ($ in
                                        Sales            millions)
                                -------------------- -----------------
                                  FY2007    FY2006    FY2007   FY2006
------------------------------- ---------- --------- -------- --------
Marmaxx(a)                       +2%       +2%       $11,532  $10,957
------------------------------- ---- ----- --- ----- -------- --------
Winners/HomeSense               +11% (US$) +4% (US$)  $1,741   $1,458

                                 +5% (C$)  -3% (C$)
------------------------------- ---- ----- --- ----- -------- --------
T.K. Maxx                       +13% (US$) -1% (US$)  $1,865   $1,517

                                 +9% (GBP) +1% (GBP)
------------------------------- ---- ----- --- ----- -------- --------
HomeGoods                        +4%       +1%        $1,365   $1,187
------------------------------- ---- ----- --- ----- -------- --------
A.J. Wright                      +3%       +3%          $602     $549
------------------------------- ---- ----- --- ----- -------- --------
Bob's Stores                     +2%        NA          $301     $288
------------------------------- ---- ----- --- ----- -------- --------

------------------------------- ---- ----- --- ----- -------- --------
TJX                              +4%       +2%       $17,405  $15,956
------------------------------- ---- ----- --- ----- -------- --------

    (a) Combination of T.J. Maxx and Marshalls

    The Company's comparable store sales and net sales by division, in the fourth quarter, were as follows:

                                    Fourth Quarter    Fourth Quarter
                                  Comparable Store    Net Sales ($ in
                                         Sales           millions)
                                 -------------------- ---------------
                                   FY2007    FY2006   FY2007  FY2006
-------------------------------- ---------- --------- ------- -------
Marmaxx(a)                        +2%       +4%       $3,279  $3,128
-------------------------------- ---- ----- --- ----- ------- -------
Winners/HomeSense                +10% (US$) +5% (US$)   $494    $430

                                  +8% (C$)  +2% (C$)
-------------------------------- ---- ----- --- ----- ------- -------
T.K. Maxx                        +23% (US$) -2% (US$)   $629    $487

                                 +10% (GBP) +7% (GBP)
-------------------------------- ---- ----- --- ----- ------- -------
HomeGoods                         +5%       +4%         $422    $377
-------------------------------- ---- ----- --- ----- ------- -------
A.J. Wright                       +2%       +6%         $183    $171
-------------------------------- ---- ----- --- ----- ------- -------
Bob's Stores                       0%        NA          $90     $89
-------------------------------- ---- ----- --- ----- ------- -------

-------------------------------- ---- ----- --- ----- ------- -------
TJX                               +5%       +3%       $5,097  $4,681
-------------------------------- ---- ----- --- ----- ------- -------

    (a) Combination of T.J. Maxx and Marshalls

    Impact of Charges and One-Time Items

    On January 17, 2007, TJX announced that it had suffered an unauthorized intrusion into its computer systems that process and store information related to customer transactions. In the fourth quarter of fiscal 2007, the Company recorded a charge of approximately $5 million, or $.01 per share, for costs incurred through the fourth quarter, which includes costs incurred to investigate and contain the intrusion, enhance computer security and systems, and communicate with customers, as well as technical, legal, and other fees. Beyond this charge, TJX does not yet have enough information to reasonably estimate losses it may incur arising from this intrusion, including exposure to credit and debit card companies and banks, exposure in various legal proceedings that are pending or may arise, and related fees and expenses, and other potential liabilities, costs and expenses. The Company will record any known losses when they become both probable and reasonably estimable.

    Additionally, the Company's fiscal 2006 results from continuing operations include the negative impact of one-time items in the third quarter which reduced earnings per share from continuing operations by a net of $.02, a one-time tax benefit of $.10 per share related to the Company's repatriation of accumulated earnings from its foreign operations in the fourth quarter, and the favorable impact of $.04 per share for a correction of a previously established deferred tax liability in the fourth quarter.

    The following table reconciles reported EPS from continuing operations to adjusted EPS from continuing operations (excluding charges and one-time items):

                                         Fourth Quarter   Full Year
                                         FY2007 FY2006  FY2007 FY2006
                                         ------ ------- ------ -------
EPS from continuing operations, as
 reported                                $0.51   $0.59  $1.63   $1.41

Adjustments:
  Costs relating to systems intrusion    $0.01       -      -       -
  Correction to deferred tax liability       -  ($0.04)     -  ($0.04)
  Repatriation tax benefit                   -  ($0.10)     -  ($0.10)
  Third quarter one-time events(b)           -       -      -   $0.02
                                         ------ ------- ------ -------

Adjusted EPS from continuing operations  $0.52   $0.45  $1.63   $1.29
                                         ====== ======= ====== =======

    (b) The third quarter events include executive resignation agreements of $0.01 per share, e-commerce exit costs and operating losses of $0.01 per share, and hurricane related costs including the estimated impact of lost sales of $0.01 per share, partially offset by a gain from a VISA/MasterCard antitrust litigation settlement of ($0.01) per share.

    Margins

    For the full year fiscal 2007, consolidated pretax profit margin from continuing operations improved to 7.2% from 6.3% in the prior year. Gross margin from continuing operations improved 0.7 percentage points to 24.1%, due to improved merchandise margins combined with buying and occupancy expense leverage. Selling, general and administrative costs as a percent of sales for fiscal 2007 was 16.8%, down slightly from 16.9% the prior year, with expense leverage partially offset by a planned increase in marketing expense.

    During the fourth quarter of fiscal 2007, the Company's consolidated pretax profit margin from continuing operations was 7.5%, which was flat to the prior year and included a 0.1 percentage point reduction due to the intrusion charge. The gross margin from continuing operations for the fiscal 2007 fourth quarter was 23.0%,
0.1 percentage point less than the prior year's fourth quarter. Selling, general and administrative costs as a percent of sales was 15.6%, up 0.1 percentage point versus the prior year, with expense leverage from the 5% comparable store sales increase more than offset by a planned increase in marketing expense (0.2 percentage points) and the charge related to the systems intrusion.

    Inventory

    Total inventories as of January 27, 2007, were $2.6 billion compared with $2.4 billion at the same time in the prior year. Consolidated inventories on a per-store basis, including the warehouses, at January 27, 2007, were up 7% versus being down 11% at the same time last year. At the Marmaxx division, the total inventory commitment, including the warehouses, stores and merchandise on order, was up versus last year on a per-store basis. The Company remains comfortable with its inventory levels and the liquidity within its inventories, which gives it the ability to take advantage of buying opportunities in the marketplace.

    Share Repurchases

    During the fourth quarter, the Company spent a total of $107 million in repurchases of TJX stock, retiring 3.7 million shares. In Fiscal 2007, the Company spent a total of $557 million in stock repurchases, retiring a total of 22.0 million shares of TJX stock. As previously announced, the Company's Board of Directors earlier this year approved a new stock repurchase program that authorizes the repurchase of up to $1 billion of TJX common stock from time to time. At current prices, this would represent approximately 7.5% of the Company's outstanding common shares.

    Discontinued Operations

    The Company reports results from continuing operations, which exclude the results of operations from 34 discontinued A.J. Wright stores. The Company previously announced it was closing these stores in order to reposition this business. In connection with this action, the Company incurred an after-tax charge of $38 million, or $.08 per share, in the fiscal 2007 fourth quarter, which was in line with original estimates. This charge represents costs incurred and expected to be incurred related to asset impairment, remaining lease liability (net of expected subtenant income), and severance and other costs. The Company has classified these exit costs, along with operating income or loss related to these stores, as discontinued operations in its financial statements for all periods presented. The net loss from discontinued operations, including these exit costs, was $38 million for the fourth quarter and $39 million for the year ended January 27, 2007. Including discontinued operations, net income for the fourth quarter of fiscal 2007 was $205 million, or $.43 per diluted share, and $738 million for the full year, or $1.55 per diluted share.

    Fiscal 2008 Outlook

    For the fiscal year ending January 26, 2008, the Company expects earnings per share from continuing operations in the range of $1.80 to $1.85, which represents a 10% to 13% increase over the adjusted $1.63 per share from continuing operations in fiscal 2007 (detailed above). This range is based upon estimated consolidated comparable store sales growth of approximately 3%.

    For the first quarter of fiscal 2008, the Company expects earnings per share from continuing operations in the range of $.36 to $.38, which represents a 6% to 12% increase over $.34 per share in the prior year. This range reflects an increase in pre-tax income of 8% to 14%, partially offset by a higher tax rate in the first quarter of this year compared to last year. This outlook is also based upon estimated consolidated comparable store sales growth of approximately 3%.

    The Company's outlook for the full year and first quarter fiscal 2008 do not include any estimates for potential liabilities, costs and expenses arising from the recently announced unauthorized computer system intrusion (see above), including exposure to credit and debit card companies and banks, exposure in various legal proceedings that are pending, or may arise, and related fees and expenses, and other potential liabilities, costs and expenses, as these amounts are not yet reasonably estimable.

    Stores by Concept

    During the fiscal year ended January 27, 2007, the Company added a total of 85 stores, net of closings, to end the year with 2,466 stores, and increased square footage by 4% over the same period last year.

                                    Store Locations  Gross Square Feet
                                         FY2007           FY2007
                                                       (in millions)
                                    ---------------- -----------------
                                    Beginning  End    Beginning   End
----------------------------------- --------- ------ ----------- -----
T.J. Maxx                                799    821        23.8  24.7
----------------------------------- --------- ------ ----------- -----
Marshalls                                715    748        22.7  24.0
----------------------------------- --------- ------ ----------- -----
Winners                                  174    184         5.1   5.4
----------------------------------- --------- ------ ----------- -----
HomeSense                                 58     68         1.4   1.6
----------------------------------- --------- ------ ----------- -----
HomeGoods                                251    270         6.2   6.6
----------------------------------- --------- ------ ----------- -----
T.K. Maxx                                197    210         5.9   6.5
----------------------------------- --------- ------ ----------- -----
A.J. Wright                              152    129         3.9   3.3
----------------------------------- --------- ------ ----------- -----
Bob's Stores                              35     36         1.6   1.6
----------------------------------- --------- ------ ----------- -----

----------------------------------- --------- ------ ----------- -----
TJX                                    2,381  2,466        70.6  73.7
----------------------------------- --------- ------ ----------- -----

    About The TJX Companies, Inc.

    The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 821 T.J. Maxx, 748 Marshalls, 270 HomeGoods, and 129 A.J. Wright stores, as well as 36 Bob's Stores, in the United States. In Canada, the Company operates 184 Winners and 68 HomeSense stores, and in Europe, 210 T.K. Maxx stores. TJX's press releases and financial information are also available on the Internet at www.tjx.com.

    Fourth Quarter and Fiscal Year 2007 Conference Call

    At 11:00 a.m. ET, today, Carol Meyrowitz, President and Chief Executive Officer, TJX, will hold a conference call with stock analysts to discuss the Company's fiscal 2007 results, operations and business trends, as well as expectations for fiscal 2008. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available at www.tjx.com or by dialing (866) 367-5577 through Wednesday, February 28, 2007.

    February 2007 Sales Recorded Call

    Additionally, the Company expects to release its February 2007 sales results on Thursday, March 8, 2007, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX's February sales results, operations and business trends will be available via the Internet at www.tjx.com, or by calling (703) 736-7248 through Thursday, March 15, 2007.

    Archived versions of the Company's recorded messages and conference calls are available at www.tjx.com after they are no longer available by telephone.

    Forward-looking Statements

    SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future, including projections of earnings per share and same store sales, are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: the results and effects of the intrusion into our computer system including the outcome of our investigation, the extent of customer information compromised and consequences to our business including effects on sales and liabilities and costs in connection with this intrusion; our ability to successfully expand our store base and increase same store sales; risks of expansion and costs of contraction; our ability to successfully implement our opportunistic inventory strategies and to effectively manage our inventories; successful advertising and promotion; consumer confidence, demand, spending habits and buying preferences; effects of unseasonable weather; competitive factors; factors affecting availability of store and distribution center locations on suitable terms; factors affecting our recruitment and employment of associates; factors affecting expenses; success of our acquisition and divestiture activities; our ability to successfully implement technologies and systems and protect data; our ability to continue to generate adequate cash flows; our ability to execute the share repurchase program; availability and cost of financing; general economic conditions, including gasoline prices; potential disruptions due to wars, natural disasters and other events beyond our control; changes in currency and exchange rates; import risks; adverse outcomes for any significant litigation; changes in laws and regulations and accounting rules and principles; adequacy of reserves; closing adjustments; effectiveness of internal controls; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.


        The TJX Companies, Inc. and Consolidated Subsidiaries
                          Financial Summary
                             (Unaudited)
           (Dollars In Thousands Except Per Share Amounts)

                                                  Thirteen Weeks Ended
                                           ---------------------------
                                             January 27,   January 28,
                                                   2007          2006
                                           ------------- -------------

Net sales                                  $  5,096,779  $  4,681,305

Cost of sales, including buying and
 occupancy costs                              3,922,446     3,599,603
Selling, general and administrative
 expenses                                       794,742       725,949
Interest (income) expense, net                     (390)        5,560
                                           ------------- -------------

Income from continuing operations before
 provision for income taxes                     379,981       350,193
Provision for income taxes                      136,730        62,777
                                           ------------- -------------

Income from continuing operations               243,251       287,416

Discontinued operations:
  Loss on disposal of discontinued
   operations, net of income taxes              (38,110)            -
  Income of discontinued operations, net
   of income taxes                                  321         1,287
                                           ------------- -------------

Net income                                 $    205,462  $    288,703
                                           ============= =============

Diluted earnings per share:
  Income from continuing operations        $       0.51  $       0.59
  Net income                               $       0.43  $       0.60

Cash dividends declared per share          $       0.07  $       0.06

Weighted average shares for diluted
 earnings per share computation             478,713,640   485,452,273


        The TJX Companies, Inc. and Consolidated Subsidiaries
                          Financial Summary
                             (Unaudited)
           (Dollars In Thousands Except Per Share Amounts)

                                                 Fifty-Two Weeks Ended
                                           ---------------------------
                                             January 27,   January 28,
                                                   2007          2006
                                           ------------- -------------

Net sales                                  $ 17,404,637  $ 15,955,943

Cost of sales, including buying and
 occupancy costs                             13,213,703    12,214,671
Selling, general and administrative
 expenses                                     2,928,520     2,703,271
Interest expense, net                            15,566        29,632
                                           ------------- -------------

Income from continuing operations before
 provision for income taxes                   1,246,848     1,008,369
Provision for income taxes                      470,092       318,535
                                           ------------- -------------

Income from continuing operations               776,756       689,834

Discontinued operations:
  Loss on disposal of discontinued
   operations, net of income taxes              (38,110)            -
  Income (loss) of discontinued
   operations, net of income taxes                 (607)          589
                                           ------------- -------------

Net income                                 $    738,039  $    690,423
                                           ============= =============

Diluted earnings per share:
  Income from continuing operations        $       1.63  $       1.41
  Net income                               $       1.55  $       1.41

Cash dividends declared per share          $       0.28  $       0.24

Weighted average shares for diluted
 earnings per share computation             480,044,979   491,499,531


        The TJX Companies, Inc. and Consolidated Subsidiaries
                       Condensed Balance Sheets
                             (Unaudited)
                            (In Millions)

                                               January 27, January 28,
                                                     2007        2006
                                               ----------- -----------
ASSETS
Current assets:
  Cash and cash equivalents                      $  856.7    $  465.6
   Accounts receivable and other current
    assets                                          274.3       299.3
   Current deferred income taxes, net                35.8         9.3
  Merchandise inventories                         2,582.0     2,365.9
                                               ----------- -----------

     Total current assets                         3,748.8     3,140.1
                                               ----------- -----------

Property and capital leases, net of
 depreciation                                     2,038.4     2,013.1
Non-current deferred income taxes, net                  -         6.4
Other assets                                        115.6       153.3
Goodwill and tradename, net of amortization         182.9       183.4
                                               ----------- -----------

     TOTAL ASSETS                                $6,085.7    $5,496.3
                                               =========== ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                               $1,372.4    $1,313.5
  Accrued expenses and other current
   liabilities                                    1,010.6       938.4
                                               ----------- -----------

     Total current liabilities                    2,383.0     2,251.9
                                               ----------- -----------

Other long-term liabilities                         605.5       568.9
Non-current deferred income taxes, net               21.5           -
Long-term debt                                      785.6       782.9

Shareholders' equity                              2,290.1     1,892.6
                                               ----------- -----------

     TOTAL LIABILITIES AND SHAREHOLDERS'
      EQUITY                                     $6,085.7    $5,496.3
                                               =========== ===========


        The TJX Companies, Inc. and Consolidated Subsidiaries
                  Condensed Statements of Cash Flows
                             (Unaudited)
                            (In Millions)

                                                 Fifty-Two Weeks Ended
                                               -----------------------
                                               January 27, January 28,
                                                     2007        2006
                                               ----------- -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                     $  738.0    $  690.4
  Depreciation and amortization                     353.1       314.3
  Deferred income tax provision                       6.3       (88.2)
  Amortization of stock compensation                 69.8        91.2
  Decrease (increase) in accounts receivable
   and other current assets                           3.2       (56.2)
  (Increase) in merchandise inventories            (201.4)       (8.8)
  Increase in accounts payable                       50.2        35.0
  Increase in accrued expenses and other
   liabilities                                      128.0       171.3
  Other                                              47.8         9.0
                                               ----------- -----------

Net cash provided by operating activities         1,195.0     1,158.0
                                               ----------- -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Property additions                               (378.0)     (495.9)
  Proceeds from sale of property                        -         9.7
  Other                                               0.7         0.6
                                               ----------- -----------

Net cash (used in) investing activities            (377.3)     (485.6)
                                               ----------- -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings of long-term debt            -       204.4
  Principal payments on long-term debt                  -      (100.0)
  Payments for repurchase of common stock          (557.2)     (603.7)
  Proceeds from sale and issuance of common
   stock                                            260.2       102.4
  Cash dividends paid                              (122.9)     (105.2)
  Other                                               1.9        (1.6)
                                               ----------- -----------

Net cash (used in) financing activities            (418.0)     (503.7)
                                               ----------- -----------

Effect of exchange rate changes on cash              (8.6)      (10.3)
                                               ----------- -----------

Net increase in cash and cash equivalents           391.1       158.4
Cash and cash equivalents at beginning of year      465.6       307.2
                                               ----------- -----------

Cash and cash equivalents at end of year         $  856.7    $  465.6
                                               =========== ===========


        The TJX Companies, Inc. and Consolidated Subsidiaries
            Selected Information by Major Business Segment
                             (Unaudited)
                            (In Thousands)

                                                  Thirteen Weeks Ended
                                               -----------------------
                                               January 27, January 28,
Net sales:                                           2007        2006
                                               ----------- -----------
  Marmaxx                                      $3,279,474  $3,128,132
  Winners and HomeSense                           494,116     429,716
  T.K. Maxx                                       628,611     486,801
  HomeGoods                                       421,952     376,796
  A.J. Wright                                     182,582     170,735
  Bob's Stores                                     90,044      89,125
                                               ----------- -----------
                                               $5,096,779  $4,681,305
                                               =========== ===========
Segment profit or (loss):
  Marmaxx                                      $  287,692  $  283,067
  Winners and HomeSense                            51,600      41,828
  T.K. Maxx                                        54,697      41,495
  HomeGoods                                        30,605      26,902
  A.J. Wright                                      (1,180)      6,148
  Bob's Stores                                     (5,916)     (4,641)
                                               ----------- -----------
                                                  417,498     394,799

General corporate expense                          37,907      39,046
Interest (income) expense, net                       (390)      5,560
                                               ----------- -----------

Income from continuing operations
  before provision for income taxes            $  379,981  $  350,193
                                               =========== ===========


        The TJX Companies, Inc. and Consolidated Subsidiaries
            Selected Information by Major Business Segment
                             (Unaudited)
                            (In Thousands)

                                                 Fifty-Two Weeks Ended
                                             -------------------------
                                              January 27,  January 28,
Net sales:                                          2007         2006
                                             ------------ ------------
  Marmaxx                                    $11,531,785  $10,956,788
  Winners and HomeSense                        1,740,796    1,457,736
  T.K. Maxx                                    1,864,502    1,517,116
  HomeGoods                                    1,365,103    1,186,854
  A.J. Wright                                    601,827      548,969
  Bob's Stores                                   300,624      288,480
                                             ------------ ------------
                                             $17,404,637  $15,955,943
                                             ============ ============
Segment profit or (loss):
  Marmaxx                                    $ 1,079,275  $   985,361
  Winners and HomeSense                          181,863      120,319
  T.K. Maxx                                      109,305       69,206
  HomeGoods                                       60,938       28,418
  A.J. Wright                                    (10,250)      (3,160)
  Bob's Stores                                   (17,360)     (28,031)
                                             ------------ ------------
                                               1,403,771    1,172,113

General corporate expense                        141,357      134,112
Interest expense, net                             15,566       29,632
                                             ------------ ------------

Income from continuing operations
 before provision for income taxes           $ 1,246,848  $ 1,008,369
                                             ============ ============


         The TJX Companies, Inc. and Consolidated Subsidiaries

              Notes to Consolidated Condensed Statements

    1. During the fifty-two weeks ended January 27, 2007, TJX repurchased 22.0 million shares of its common stock at a cost of $557 million. During the fourth quarter ended January 27, 2007, TJX repurchased 3.7 million shares of its common stock, at a cost of $107 million. Through January 27, 2007, under its current $1 billion multi-year stock repurchase program, TJX has spent $564 million on the repurchase of 22.3 million shares of TJX common stock. In February, 2007, TJX's Board of Directors authorized an additional multi-year stock repurchase plan of $1 billion.

    2. As previously disclosed on November 30, 2006, the Company has closed 34 of its A.J. Wright stores. In connection with this action, the Company incurred a pre-tax charge of $62 million which represents costs the Company incurred relating to asset impairments, the estimated cost of remaining lease liabilities (net of expected subtenant income), and severance and other costs. The charge was recorded, net of income taxes, as a loss from discontinued operations and reduced net income by $38 million, or $0.08 per diluted share. In addition the operating results of the closed stores for the fourth quarter of fiscal 2007 as well as all prior periods have been presented net of income taxes as "Income (loss) of discontinued operations." The operating results of the closed stores include an allocation for distribution and administrative overhead to the extent those costs were eliminated as a result of the closings, but do not include an allocation of interest expense.

    3. On January 17, 2007, TJX announced that it has suffered an unauthorized intrusion into its computer systems that process and store information related to customer transactions. This intrusion involves the portion of TJX's computer network that handles credit card, debit card, check, and merchandise return transactions for customers of its T.J. Maxx, Marshalls, HomeGoods and A.J. Wright stores in the U.S. and Puerto Rico, and its Winners and HomeSense stores in Canada, and may involve transactions for customers of its T.K. Maxx stores in the U.K. and Ireland. TJX does not believe that the intrusion extended to TJX's Bob's Stores in the U.S or to transactions using debit cards issued by Canadian banks. While TJX has specifically identified some customer information that was stolen from its systems, it is engaged in a full investigation of the intrusion. During the fourth quarter of fiscal 2007, TJX strengthened the security of its computer systems.

    During the fourth quarter of fiscal 2007, the Company incurred direct costs of approximately $5 million to investigate and contain the intrusion, enhance computer security and systems, communicate with customers as well as legal and other professional fees. These costs are included in selling, general and administrative expenses and reduced income from continuing operations for the fourth quarter ended January 27, 2007 by approximately $0.01 per share. In addition to these costs, the Company has ongoing costs and expenses with respect to the intrusion as well as exposure to potential losses related to the intrusion, but at this time, TJX can not reasonably estimate such costs and expenses or the potential exposure for such losses. Therefore, in accordance with Statement of Accounting Standards No. 5, Accounting for Contingencies ('FAS 5'), TJX has not accrued any charges for such costs, expenses and potential losses relating to the intrusion.

    4. The following is a reconciliation of our fourth quarter and full year diluted earnings per share for continuing operations, as reported on a GAAP basis, to the adjusted diluted earnings per share referenced in our earnings release.

                                         Fourth Quarter   Full Year
                                         FY2007 FY2006  FY2007 FY2006
                                         ------ ------- ------ -------
EPS from continuing operations, as
 reported                                $0.51  $ 0.59  $1.63  $ 1.41

Adjustments:
  Costs relating to systems intrusion     0.01       -      -       -
  Correction to deferred tax liability       -   (0.04)     -   (0.04)
  Repatriation tax benefit                   -   (0.10)     -   (0.10)
  One-time third quarter events(c)           -       -      -    0.02
                                         ------ ------- ------ -------

Adjusted EPS from continuing operations  $0.52  $ 0.45  $1.63  $ 1.29
                                         ====== ======= ====== =======

    (c) The third quarter events include executive resignation agreements of $0.01 per share, e-commerce exit costs and operating losses of $0.01 per share, and hurricane related costs including the estimated impact of lost sales of $0.01 per share, partially offset by a gain from a VISA/MasterCard antitrust litigation settlement of ($0.01) per share.

    CONTACT: The TJX Companies, Inc.
             Sherry Lang
             Senior Vice President
             Investor and Public Relations
             (508) 390-2323